EXHIBIT 4.2

PAR PACIFIC HOLDINGS, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

APPROVED BY THE BOARD OF DIRECTORS - FEBRUARY 27, 2018

APPROVED BY STOCKHOLDERS – MAY 8, 2018

1.	Purpose.

The purpose of the Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan as set forth in this document, as the same may be amended from time to time (the “Plan”), is to assist Eligible Employees of Par Pacific Holdings, Inc., a Delaware corporation (the “Company”) and its Subsidiaries (the Company and its Subsidiaries, each, a “Sponsoring Employer” and collectively, the “Sponsoring Employers”), in acquiring a stock ownership interest in the Company pursuant to a plan intended, for those eligible employees subject to U.S. federal income tax, to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and to help Eligible Employees provide for their future security and to remain in the employment of the Company.

The Plan is intended to be a powerful incentive and retention tool that will benefit the Company’s stockholders by means of (i) providing Eligible Employees with a convenient means of acquiring an equity interest through payroll deductions, (ii) enhancing such Employees’ sense of participation in the Company, and (iii) providing an incentive for continued employment. The Plan is also intended to align the interest of Employees with those of the Company’s stockholders through increased stock ownership.

2.	Definitions.

For purposes of the Plan:

(a)    “Account” means the non-interest bearing account that a Sponsoring Employer shall establish for its Eligible Employees who are Participants to which Participants’ payroll deductions pursuant to the Plan shall be credited.

(b)    “Agent” means the person or persons appointed in accordance with Section 3(g).

(c)    “Authorization” means the authorization described in Section 5(a) pursuant to which the Participant authorizes payroll deductions to the Account.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means the committee described in Section 3(a).

(g)    “Compensation” means, except as otherwise provided by the Committee on a uniform and nondiscriminatory basis for an Offering Period, the total amount of gross base compensation for services paid to a Participant for an Offering Period by a Sponsoring Employer but excluding incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments.

(h)    “Eligible Employee” means any Employee of a Sponsoring Employer who meets the eligibility requirements of Section 4.

(i)    “Employee” means each person in an employee-employer relationship with a Sponsoring Employer who is designated as an employee on the payroll of the Sponsoring Employer which employs the individual. Notwithstanding anything herein to the contrary, an individual is not an Employee during any period during which the individual is classified by a Sponsoring Employer as an independent contractor or as any other status in which the person is not treated as a common law employee of a Sponsoring Employer for purposes of withholding of taxes, regardless of the correct legal status of the individual. The previous sentence applies to all periods of such service of an individual who is subsequently reclassified as an employee, whether the reclassification is retroactive or prospective.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Fair Market Value” means, on any given date, the closing price of the Shares on the New York Stock Exchange or such other principal national securities exchange on which the Shares are listed on such date.

(l)    “Investment Account” means the account established for a Participant pursuant to Section 8(a) to hold Shares acquired for a Participant pursuant to the Plan.

(m)    “Offering Period” means the six-month periods (or such other length as may be established by the Committee from time to time not in excess of 27 months) commencing on the first business day coincident with or following January 1 and July 1 (or such other dates as may be established by the Committee from time to time).

(n)    “Open Enrollment Period” means the period of time prior to the start of each Offering Period during which Eligible Employees may elect to participate in the Plan as may be established by the Committee from time to time.

(o)    “Participant” means an Eligible Employee who makes an election to participate in the Plan in accordance with Section 5.

(p)    “Purchase Date” means the last day of a Purchase Period, as selected by the Committee in its discretion.

(q)    “Purchase Period” means a period within an Offering Period elected by the Committee in its discretion beginning either on (i) the first day of the Offering Period or (ii) the first business day following a Purchase Date during the Offering Period and ending on the Purchase Date.

(r)    “Purchase Price” means, with respect to a Purchase Period, either:

i.    a percentage (as determined by the Committee in its discretion, but not less than 85%) of the Fair Market Value of a Share on the Purchase Date; or

ii.    if the Committee has chosen to incorporate a look-back period for the Offering Period, the lesser of:

1.    a percentage (as determined by the Committee in its discretion, but not less than 85%) of the Fair Market Value of a Share on the first day of the Offering Period; or

2.    a percentage (as determined by the Committee in its discretion, but not less than 85%) of the Fair Market Value of a Share on the Purchase Date.

(s)    “Securities Act” means the Securities Act of 1933, as amended.

(t)    “Share” means a share of the common stock of the Company, par value $0.01 per share.

(u)    “Subsidiaries” means all corporations which are subsidiary corporations (within the definition of Section 424(f) of the Code) in respect of the Company.

(v)    “Withdrawal Election” means the notice described in Section 7 which a Participant must deliver to a Sponsoring Employer upon withdrawal from the Plan.

3.	Administration.

(a)    The Compensation Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall consist of not less than two members of the Board, all of whom shall qualify as non-employee directors within the meaning of Rule 16b-3 under the Exchange Act or any successor rule. All Committee members shall serve, and may be removed, in accordance with the general rules applicable to the Committee.

(b)    For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.

(c)    The interpretation and construction by the Committee of any provisions or any right granted under it shall be final. Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

(d)    The Committee shall have the discretion to impose a holding period during which the sale of Shares acquired under the Plan is restricted for a period of time after purchase, provided that reasonable advance notice is given to Participants.

(e)    The Committee shall have full discretionary authority to delegate administrative decisions and operations to the management of one or more of the Sponsoring Employers.

(f)    No member of the Board or the Committee or any person to whom authority under the Plan is delegated under Section 3(e) shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted under it. The Company shall indemnify each member of the Board, the Committee and any person to whom authority under the Plan is delegated under Section 3(e) to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the Plan.

(g)    The Committee or its delegate under Section 3(e) may engage an Agent to perform administrative, custodial and record keeping functions for the Plan, including, but not limited to, enrolling Participants in the Plan, purchasing or issuing Shares, holding record title to the Participants’ Shares, maintaining an Investment Account for each Participant and providing periodic account status reports to such Participants. If no such Agent is engaged by the Committee or its delegate, the Committee or its delegate shall serve as the Agent.

4.	Eligibility.

(a)    Subject to Section 4(b), all Employees of the Sponsoring Employers shall be eligible to participate in the Plan, subject to electing to participate during an Open Enrollment Period as described in Section 5 below, except any Employee whose customary employment is 20 hours or less per week. An Employee shall be credited with an hour of service for each hour which the Employee is paid or entitled to payment from a Sponsoring Employer including both hours worked and paid time off. Any director of a Sponsoring Employer who does not render services to such Sponsoring Employer in the status of an Employee shall not be eligible to participate in the Plan.

(b)    No Employee shall be eligible to participate in the Plan if such Employee, immediately after the start of an Offering Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the combined voting power or value of all classes of stock of the Company.

5.	Election to Participate; Limits on Contributions and Share Purchases.

(a)    Payroll Deduction Authorization. Each Eligible Employee may become a Participant by enrolling in the Plan during any Open Enrollment Period and by submitting or completing any forms or by providing any information required by the Sponsoring Employer by which such Eligible Employee is employed or the Agent (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall specify a percentage (in a whole number amount) of Compensation to be withheld on each payday. All payroll deductions shall be made on an after-tax basis. The cash compensation payable to a Participant for an Offering Period shall be reduced each payday through a payroll deduction by the percentage amount specified in the Authorization, and such amount shall be credited to the Participant’s Account under the Plan. All funds credited to Accounts may be used by the Sponsoring Employer for any corporate purpose, subject to the Participant’s right to withdraw an amount equal to the balance accumulated in his or her Account as described in Section 8. Funds credited to Accounts shall not be required to be segregated from the general funds of the Sponsoring Employer. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to Section 6, withdraws pursuant to Section 7 or ceases to be an Eligible Employee pursuant to Sections 12 or 13.

(b)    Percentage Contribution Limit. The sum of all regular payroll deductions authorized under Section 5(a) for an Offering Period shall not exceed 10% of the Participant’s Compensation for the Offering Period, subject to any lower limit specified by the Committee.

(c)    Dollar Contribution Limit. The sum of all regular payroll deductions authorized under Section 5(a) by a Participant shall not exceed $15,000 for the calendar year, subject to any lower limit specified by the Committee.

(d)    Statutory Limitation on Grants. No right under the Plan may be granted to a Participant that would permit the Participant to purchase stock under all employee stock purchase plans maintained by the Sponsoring Employers in an amount which, in the aggregate, exceeds $25,000 of Fair Market Value (determined under Section 5(c)(ii) below) for each calendar year in which the right is outstanding at any time. For purposes of this Section 5(c):

i.    The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;

ii.    Notwithstanding anything contained herein to the contrary, in no case shall any Participant accrue a right to purchase a number of Shares for any calendar year that would have a Fair Market Value in excess of $25,000. For purposes of the preceding sentence, the determination of the Fair Market Value of any Shares is made as of the first day of the Offering Period applicable to such Shares;

iii.    A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan; and

iv.    The Company’s 2012 Long Term Incentive Plan and any similar plan under which stock options may be granted that is hereafter adopted by a Sponsoring Employer shall not be deemed to be an employee stock purchase plan for purposes of this Section 5(c).

(e)    Individual Share Purchase Limit. The Committee, in its sole discretion, may, on a uniform and nondiscriminatory basis, specify a maximum number of Shares that may be purchased on behalf of any individual Participant during any Offering Period.

(f)    Aggregate Share Purchase Limit. The Committee, in its sole discretion, may, on a uniform and nondiscriminatory basis, specify a maximum aggregate number of Shares that may be purchased on behalf of all Participants during any Offering Period.

(g)    No Interest on Funds in Accounts. No interest shall accrue for the benefit of or be paid to any Participant with respect to funds credited to any Account for such Participant.

6.	Deduction Changes.

A Participant may increase or decrease his or her payroll deduction by submitting a new Authorization during any Open Enrollment Period. The change will become effective for payroll periods beginning in the next Offering Period.

7.	Withdrawal of Funds.

A Participant who wishes to withdraw funds from the Plan must deliver to the Sponsoring Employer by which such Participant is employed a notice of withdrawal in a form acceptable to such Sponsoring Employer at least 15 calendar days prior to the last day of the Offering Period (the “Withdrawal Election”). Upon receipt of a Participant’s Withdrawal Election, the Sponsoring Employer shall pay to the Participant the amount of the balance in the Participant’s Account in cash in one lump sum within 30 days, without interest thereon or deduction therefrom. Partial withdrawals of cash shall not be permitted. Upon receipt of a Withdrawal Election, the Participant shall cease to participate in the Plan. If a Participant ceases participation in the Plan, he or she shall not be entitled to again become a Participant in the Plan until the Offering Period which starts on or after six months after such cessation in the Plan becomes effective. Any such withdrawing Participant may again commence participation in the Plan in an Offering Period which starts on or after six months after such cessation in the Plan becomes effective by submitting to the Agent an Authorization pursuant to Section 5(a) hereof.

8.	Method of Purchase and Investment Accounts.

(a)    Purchase of Shares. Participants having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have authorized purchase of the number of whole Shares that the funds in such Account would purchase at the Purchase Price, subject to the limits:

i.    on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan pursuant to Sections 5(f) and 9; and

ii.    on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Sections 5(b), 5(c), 5(d) and 5(e).

Shares will be purchased as set forth above if a Participant has not withdrawn such funds as permitted by Section 7. As soon as practicable after the Purchase Date, all purchased Shares shall be credited to a separate Investment Account established by the Agent for each Participant. The Agent shall hold in its name or the name of its nominee all Shares purchased until such Shares are withdrawn by a Participant pursuant to Section 10. Except as provided in Section 8(b) below, fractional Shares may not be purchased under the Plan. Any funds remaining in the Account of a Participant after a Purchase Date shall be retained in the Account for the purchase of additional Shares in subsequent Purchase Periods, subject to the Participant’s withdrawal rights under Section 8. Until Shares are actually delivered to the Agent and credited to Investment Accounts, no Participant shall have any rights of any kind in the Shares.

(b)     Dividends on Shares Held in Investment Accounts. All cash dividends paid with respect to the Shares credited to a Participant’s Investment Account shall, unless otherwise directed by the Participant, be credited to his or her Account and used to purchase additional whole or fractional Shares, subject to Participants’ withdrawal rights against Accounts and the other limits of the Plan. The additional Shares shall be purchased on the open market at the market price (and not at a discount) as soon as practicable after the dividends are paid.

(c)    Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Section 8(a) but for the limits described in Section 8(a)(i) exceeds the number of Shares available for purchase under the Plan for a particular Purchase Period, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant’s Account as of the Purchase Date bears to the total amount credited to all Participants’ Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants’ Accounts subject to the terms and conditions of the Plan.

9.	Stock Subject to Plan.

The maximum number of Shares that may be issued pursuant to the Plan is 500,000, subject to adjustment in accordance with Section 22. At the option of the Company, the Shares delivered pursuant to the Plan may be authorized but previously unissued shares or treasury shares or shares purchased in the open market or privately negotiated transactions for purposes of the Plan.

10.	Withdrawal of Shares.

Except as provided in Section 3(c), a Participant shall have the right at any time to withdraw all or a portion of the Shares credited to his or her Investment Account by notifying the Agent.

11.	Voting.

The Agent shall vote all Shares held in an Investment Account in accordance with the Participant’s instructions.

12.	Termination of Employment.

Any Participant (a) whose employment by a Sponsoring Employer is terminated for any reason (except death as provided in Section 13) or (b) who shall cease to be an Eligible Employee, in either case during a Purchase Period, shall cease being a Participant as of the date of such termination of employment or cessation of eligibility. Upon such event, the entire cash balance in such Participant’s Account may be withdrawn by the Participant and if not withdrawn within 90 days following termination of employment, such balance shall be refunded to such Participant promptly without interest thereon.

13.	Death of a Participant.

If a Participant shall die during a Purchase Period, no further payroll deductions shall be taken on behalf of the deceased Participant. The executor or administrator of the deceased Participant’s estate may elect to withdraw the balance in such Participant’s Account by notifying the Sponsoring Employer by which such deceased Participant was employed in writing at least 15 calendar days prior to the Purchase Date in respect of such Purchase Period. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant’s Account shall be used to purchase Shares in accordance with the provisions of the Plan and any remainder in the Account after such purchase shall be distributed in cash to the executor or administrator of the deceased Participant’s estate.

14.	Merger, Reorganization, Consolidation or Liquidation.

In the event of a merger, reorganization or consolidation in which the Company is not the surviving entity or the liquidation of all of the assets of the Company, the Committee has the authority to make equitable adjustments to the Plan and outstanding rights, including, but not limited to: (i) replacing the outstanding rights with other rights or property; (ii) terminating outstanding rights in exchange for cash; (iii) providing for the assumption or substitution of outstanding rights by the successor or surviving corporation or parent or subsidiary thereof; (iv) adjusting the number or type of shares of common stock subject to outstanding rights; (v) using the use of Participants’ accumulated payroll deductions to purchase common stock on a new Purchase Date prior to the next scheduled Purchase Date; (vi) terminating any rights under any ongoing Offering Period; or (vii) terminating all outstanding rights under the Plan.

15.	Governing Law; Compliance With Law.

Construction, validity and administration of the Plan shall be governed by applicable Federal law and the laws of the State of Delaware. Each Sponsoring Employer’s obligations hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for such Sponsoring Employer, be required.

16.	Assignment.

The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

17.	No Rights as Stockholder.

No Eligible Employee or Participant shall by reason of participation in this Plan have any rights of a stockholder of the Company until Shares are credited to the Participant’s Investment Account under the Plan.

18.	No Right to Continued Employment.

Neither the Plan nor any right granted under the Plan shall confer upon any Eligible Employee or Participant any right to continuance of employment with any Sponsoring Employer, or interfere in any way with the right of a Sponsoring Employer to terminate the employment of such Participant.

19.	Tax Withholding.

All rights granted under the Plan are subject to, and the Committee or its delegate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or a right granted hereunder.

20.	Restriction on the Issuance of Shares.

The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of foreign, U.S. federal or U.S. state law with respect to such securities. A right to purchase Shares under the Plan may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable foreign, U.S. federal or U.S. state securities laws or other law or regulations. In addition, no right to purchase Shares may be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the right to purchase Shares be in effect with respect to the Shares issuable upon exercise of such right, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the purchase right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. As a condition to the exercise of a right to purchase Shares, the Committee may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Committee. In the event that the issuance of Shares under the Plan would not comply with applicable law, then all affected contributions will be refunded as soon as administratively practicable.

21.	Notice to Committee of Disqualifying Disposition.

By electing to participate in the Plan, each Participant agrees to promptly give to the Committee notice in writing of any Shares disposed of within two years after the first day of the Offering Period on which the related right to purchase Shares was granted or within one year of the applicable Purchase Date, showing the number of Shares so disposed. Each Participant further agrees to provide any information about such a disposition as may be requested by the Committee in order to assist the Sponsoring Employers comply with applicable tax laws.

22.	Adjustments in Case of Changes Affecting Shares.

In the event of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of the Shares, the maximum number of Shares that may be issued under the Plan as set forth in Section 9 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event.

23.	Amendment of the Plan.

Stockholder approval of any amendment of the Plan shall be obtained in the manner and to the degree required under applicable law and the rules of any stock exchange upon which the Shares are listed. Stockholder approval of any amendment to the Plan will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the Plan, or changes the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to the foregoing, the Committee may at any time, or from time to time, amend the Plan in any respect.

24.	Termination of the Plan.

The Plan and all rights of Participants under any offering hereunder shall terminate when the maximum number of Shares available for sale under the Plan have been purchased, or, with respect to any Sponsoring Employer, at such earlier time as the Committee, in its sole discretion, chooses to terminate the Plan with respect to such Sponsoring Employer. Upon termination of the Plan with respect to one or more of the Sponsoring Employers, all amounts in the Accounts of affected Participants shall be carried forward into the Participant’s Account under a successor plan, if any, or shall be promptly refunded without interest or deduction and all Shares credited to a Participant’s Investment Account shall be forwarded to him or her.

25.	Governmental Regulations.

(a)    Anything contained in the Plan to the contrary notwithstanding, the Company shall not be obligated to sell any Shares or deliver any Shares unless and until the Company is satisfied that such sale and delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

(b)    The Plan is intended to provide for Shares for investment and not resale. The Company does not, however, intend to restrict any Participant in the conduct of his or own affairs, except for any holding period that may be imposed pursuant to Section 3(d). Participants, therefore, may sell Shares purchased under the Plan at any time after any such holding period expires, subject to compliance with any applicable U.S. federal or state securities laws and subject to any withholding obligations as described in Section 19.

26.	Repurchase of Shares.

The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.

27.	Effective Date.

The Plan is effective on February 27, 2018, subject to approval by the stockholders of the Company within 12 months before or after the Plan is adopted by the Board.